Effective March 31, 2017 the Registrant established
Class T shares of the Natixis Oakmark Fund,
Vaughan Nelson Value Opportunity Fund, ASG
Global Alternatives Fund, ASG Managed Futures
Strategy Fund, Loomis Sayles Strategic Alpha
Fund, ASG Dynamic Allocation Fund, McDonnell
Intermediate Municipal Bond Fund and ASG
Tactical U.S. Market Fund.

Exhibit 77I(i)